Exhibit 21


                         Subsidiaries of the Registrant

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Legal Name of Entity                             Jurisdiction of Organization  Ownership Interest

Indian River Banking Company (Registrant)

         Indian River National Bank                       United States                 100%
                  Indian River Real Estate LLC            Florida                       100%

         Indian River Title Company, LLC                  Florida                       100%
         IRNB Insurance Services LLC                      Florida                       100%
         Indian River Capital Trust 1                     Florida                       100%
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